Filed pursuant to Rule 424(b)(3) and Rule 424(c)
                                           Registration Statement NO. 333-106126

                              PROSPECTUS SUPPLEMENT
                       (TO PROSPECTUS DATED JULY 16, 2003)

                             _______________________

This Prospectus Supplement supplements the Prospectus dated July 16, 2003 (the "Prospectus") relating to the resale of up to 40,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Evergreen Solar, Inc. (the "Company") by certain stockholders of the Company, which Prospectus was filed as part of the Company's Registration Statement on Form S-3 No. 333-106126.
                             _______________________

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IN CONNECTION WITH THE OFFERING MADE PURSUANT TO THE PROSPECTUS (AS SUPPLEMENTED HEREBY), AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES NOR ANY SALE OF SHARES OF COMMON STOCK COVERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT INFORMATION IN THE PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE THEREOF (JULY 16, 2003). THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES DO NOT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LAWFULLY MADE.
                             _______________________



          The date of this Prospectus Supplement is November 21, 2003.

         In connection with the following in-kind distributions without consideration by certain Selling Stockholders named in the Prospectus of some or all of their shares of Common Stock of the Company to their partners or members, this Prospectus Supplement updates certain information contained in the "Selling Stockholders" and "Plan of Distribution" sections of the Prospectus: (i) Micro-Generation Technology Fund, LLC to its members; (ii) UVCC Fund II to its partners; and (iii) UVCC II Parallel Fund L.P. to its partners. Each of the Selling Stockholders named in the accompanying Prospectus who effected such a distribution is referred to in this Prospectus Supplement as a "Transferor" and each of the foregoing distributees is referred to in this Prospectus Supplement as a "Transferee." Except for information in this Prospectus Supplement, reference should be made to the accompanying Prospectus dated July 16, 2003 and the information incorporated therein by reference.

         The following table amends and restates the information set forth in the table in the "Selling Stockholders" section of the Prospectus with respect to the Transferors and adds the following information to such table with respect to the Transferees as of November 10, 2003 setting forth, to the best of the Company's knowledge, certain information about the stockholdings of the Transferees.


                 Selling Stockholders                       Number of         Number of        Number of Shares
                                                          Shares Owned      Shares Offered        Owned After
                                                             Before        Pursuant to this      Completion of
                                                            Offering        Prospectus (1)         Offering
                                                                           (as supplemented
                                                                                hereby)
                                                                                                Amount      Percent
                                                                                                ------      -------
Micro-Generation Technology Fund, LLC (2)                     24,336               0            24,336         *
UVCC Fund II (2)                                                0                  0              0            0
UVCC II Parallel Fund L.P. (2)                                  0                  0              0            0
Landmark Equity Partners X, L.P.                             400,895            400,895           0            0
Landmark IAM Partnership, L.P.                                84,005             84,005           0            0
MHC Investment Company                                       474,554            474,554           0            0
MP Investments, Inc.                                         481,672            481,672           0            0
DTE Energy Ventures                                          474,554            474,554           0            0
Progress Energy Inc.                                          71,183             71,183           0            0
Aquila, Inc.                                                  35,591             35,591           0            0
HEI Properties, Inc.                                          64,065             64,065           0            0
PPL Energy Funding Corporation                                60,505             60,505           0            0
Puget Western, Inc.                                           74,742             74,742           0            0
WPS Resources Corporation                                     35,591             35,591           0            0
EDF Capital - Investissment                                  187,387            187,387           0            0
Advantica Ltd                                                187,387            187,387           0            0
Fortum Power & Heat OY                                       187,387            187,387           0            0
Robert W. Shaw, Jr. (3)                                      493,161(3)         376,491        116,670        1.0%
Anne M. Shaw (4)                                              13,327              4,216          9,111         *
Philip B. Smith                                               31,087             31,087           0            0
George W. Levert                                              35,994             35,994           0            0
Bernard D. Tarr, Jr.                                          23,409             23,409           0            0
William T. Heflin                                             23,967             23,967           0            0


                 Selling Stockholders                       Number of         Number of        Number of Shares
                                                          Shares Owned      Shares Offered        Owned After
                                                             Before        Pursuant to this      Completion of
                                                            Offering        Prospectus (1)         Offering
                                                                           (as supplemented
                                                                                hereby)
                                                                                                Amount      Percent
                                                                                                ------      -------
Todd D. Klein                                                  8,057              8,057           0            0
Jerry D. Geist                                                41,262             41,262           0            0
William C. Osborn                                              6,425              6,425           0            0
Douglas P. Lorriman                                            6,425              6,425           0            0
Jill S. Wilmoth                                                6,425              6,425           0            0
Jennifer A. Shepherd                                           6,425              6,425           0            0
W.W. Partnership                                                 174                174           0            0
Jacqueline Weinberg                                            1,139              1,139           0            0
LuAnne Buonomo                                                   436                436           0            0
Dominic Geraghty                                               5,420              5,420           0            0
Arete Ventures, Inc.                                           2,275              2,275           0            0

* Less than one percent.

(1) For purposes of the information in this column, shares of Common Stock distributed in-kind to the Transferees by the Transferors are treated as having been beneficially owned before this offering by the Transferees, rather than the Transferors.

(2) Micro-Generation Technology Fund, LLC, UVCC Fund II, and UVCC II Parallel Fund, LP, are each affiliated with Dr. Robert W. Shaw, Jr., the chairman of our board of directors. Dr. Shaw is the President of Arete Corporation, which is the manager of Micro-Generation Technology Fund, LLC. Dr. Shaw is a general partner of Arete Venture Investors II, LP, which is the general partner of UVCC Fund II. Dr. Shaw is also a general partner of Arete Ventures III, LP, which is the general partner of UVCC II Parallel Fund, LP.

(3) Includes 116,917 shares of common stock, 256,372 shares of common stock issuable as of November 10, 2003 upon conversion of the shares of Series A convertible preferred stock held by such selling stockholder, up to an additional 93,872 shares of common stock which, based on our bona fide estimate, could be issuable in the future upon the conversion of the Series A convertible preferred stock held by such selling stockholder and 26,000 shares issuable upon exercise of options which may be exercised within 60 days of November 10, 2003.

(4) Anne M. Shaw is the spouse of Dr. Robert W. Shaw, Jr.

         All of the Selling Stockholders acquired his, her or its shares of Common Stock offered pursuant to the Prospectus (as supplemented hereby) directly or indirectly (as a Transferee directly or indirectly from a Transferor) in connection with the stock and warrant financing described in the accompanying Prospectus dated July 16, 2003 under "Recent Events." Each Selling Stockholder (other than the Transferees) represented to the Company in connection with such Acquisition that such Selling Stockholder was acquiring his, her or its shares of Common Stock in connection with the Acquisition without any present intention of effecting a distribution of those shares.